Exhibit 99.1

Digi International Reports Third Fiscal Quarter 2014 Results Reiterates Annual Guidance
(Minneapolis, MN, July 24, 2014) - Digi International® Inc. (NASDAQ: DGII, www.digi.com) reported revenue of $47.9 million for the third fiscal quarter of 2014, compared with $48.8 million for the third fiscal quarter of 2013, a decrease of $0.9 million, or 1.9%. Net loss was $0.1 million, or $0.00 per diluted share, in the third fiscal quarter of 2014 compared to net income of $1.5 million, or $0.06 per diluted share, in the year ago comparable quarter.
“We met our guidance for the third fiscal quarter and we are reiterating our previously announced annual guidance,” said Joe Dunsmore, President and Chief Executive Officer.
Net loss in the third fiscal quarter of 2014 was reduced by the reassessment of certain state research and development tax credits and our ability to realize these credits in the future. This resulted in a tax benefit of $0.3 million, or $0.01 per diluted share.
Below is a table setting forth certain GAAP and non-GAAP results:

GAAP Results
(in thousands, except per share data)	Q3 2014	Q3 2013	YTD 2014	YTD 2013
Total Revenue	$47,885	$48,824	$141,089	$144,012
Operating (Loss) Income	$(280)	$1,892	$(301)	$3,983
Net (Loss) Income	$(101)	$1,528	$1,325	$3,758
Net Income per Diluted Share	$0.00	$0.06	$0.05	$0.14

Non-GAAP Results*
(in thousands, except per share data)	Q3 2014	Q3 2013	YTD 2014	YTD 2013
Operating (Loss) Income	$(280)	$1,892	$(220)	$5,471
Net (Loss) Income	$(362)	$1,416	$(203)	$4,093
Net (Loss) Income per Diluted Share	$(0.01)	$0.05	$(0.01)	$0.16
* A table with a detailed reconciliation to non-GAAP information is provided at the end of this earnings release.
Business Results for the Three Months Ended June 30, 2014
Revenue from our hardware products for the third fiscal quarter of 2014 was $43.3 million, compared to product revenue of $42.3 million for the third fiscal quarter of 2013, an increase of $1.0 million or 2.3%. Revenue from growth hardware products was $21.7 million in the third fiscal quarter of 2014, compared to $20.9 million in the third fiscal quarter of 2013, an increase of $0.8 million or 3.9%. Revenue from mature hardware products was $21.6 million in the third fiscal quarter of 2014, compared to $21.4 million in the third fiscal quarter of 2013, an increase of $0.2 million or 0.8%.
Revenue from our service offerings, which are part of our growth portfolio, was $4.6 million in the third fiscal quarter of 2014, compared to $6.5 million in the year ago comparable quarter, a decrease of $1.9 million or 29.4%. The decrease in services revenue from the year ago comparable quarter primarily is due to customer deferral or cancellation of certain projects and the inability to replace the loss of revenue from these projects in the third quarter.
Revenue in North America was $28.0 million in the third fiscal quarter of 2014 compared to $30.4 million in the third fiscal quarter of 2013, a decrease of $2.4 million or 8.0%. Revenue in EMEA (Europe, Middle East and Africa) was $11.8 million in the third fiscal quarter of 2014 compared to $11.4 million in the comparable quarter a year ago, an increase of

Digi International Reports Third Fiscal Quarter 2014 Results

$0.4 million or 3.9%. Revenue in the Asian countries was $6.7 million in the third fiscal quarter of 2014 compared to $5.9 million in the third fiscal quarter of 2013, an increase of $0.8 million or 13.0%. Latin American revenue was $1.4 million in the third fiscal quarter of 2014 compared to $1.1 million in the comparable quarter a year ago, an increase of $0.3 million or 24.6%.
Gross profit was $22.1 million in the third fiscal quarter of 2014 compared to $24.7 million in the same period of the prior year, a decrease of $2.6 million or 10.4%. The gross margin was 46.3% in the third fiscal quarter of 2014 compared to 50.6% in the third fiscal quarter of 2013. The decrease resulted primarily from lower gross margins from our services offerings due to lower than anticipated CRM revenue and a resulting underutilization of consulting labor that had been retained for the expected demand for these services, as well as hardware product mix.
Total operating expenses in the third fiscal quarter of 2014 were $22.4 million, or 46.8% of revenue, compared to $22.8 million, or 46.7% of revenue, in the third fiscal quarter of 2013.
Digi reported an operating loss of $0.3 million, or 0.6% of revenue, in the third fiscal quarter of 2014 compared to operating income of $1.9 million, or 3.9% of revenue, in the third fiscal quarter of 2013.
Net loss was $0.1 million in the third fiscal quarter of 2014, or $0.00 per diluted share, compared to $1.5 million, or $0.06 per diluted share, in the third fiscal quarter of 2013. Net income includes a discrete tax benefit of $0.3 million, or $0.01 per diluted share, resulting from the reassessment of certain state research and development tax credits and our ability to realize these credits in the future.
Earnings before interest, taxes, depreciation and amortization in the third fiscal quarter of 2014 were $1.4 million, or 3.0% of revenue, compared to $3.8 million, or 7.8% of revenue, in the third fiscal quarter of 2013.
Business Results for the Nine Months Ended June 30, 2014
For the nine months ended June 30, 2014, Digi reported revenue of $141.1 million compared to revenue of $144.0 million for the nine months ended June 30, 2013, a decrease of $2.9 million or 2.0%.
Revenue from our hardware products for the first nine months of fiscal 2014 was $125.9 million, compared to $128.5 million in the first nine months of fiscal 2013, a decrease of $2.6 million or 2.0%. Revenue from growth hardware products for the first nine months of fiscal 2014 was $64.4 million, compared to $64.7 million for the first nine months of fiscal 2013, a decrease of $0.3 million or 0.5%. Revenue from mature hardware products was $61.5 million for the first nine months of fiscal 2014, compared to $63.8 million in the first nine months of fiscal 2013, a decrease of $2.3 million or 3.6%.
Revenue from our service offerings was $15.2 million for the first nine months of fiscal 2014, or 10.8% of revenue, compared to $15.5 million for the first nine months of fiscal 2013, or 10.8% of revenue, a decrease of 1.9%.
For the nine months ended June 30, 2014, Digi reported net income of $1.3 million, or $0.05 per diluted share, compared to net income for the nine months ended June 30, 2013 of $3.8 million, or $0.14 per diluted share. Non-GAAP net loss for the first nine months of fiscal 2014 was $0.2 million, or $0.01 per diluted share, compared to Non-GAAP net income of $4.1 million, or $0.16 per diluted share, in the first nine months of fiscal 2013. Please refer to the table reconciling net income and net income per diluted share to non-GAAP net (loss) income and net (loss) income per diluted share that is provided later in this earnings release.
Digi’s cash and cash equivalents and marketable securities balance, including long-term marketable securities, was $100.6 million at June 30, 2014, a decrease of $5.1 million from September 30, 2013 primarily resulting from repurchases of common stock. Please refer to the Condensed Consolidated Statements of Cash Flows that are included in this earnings release for additional cash flow details. Digi’s current ratio was 7.1 to 1 at June 30, 2014 and 7.0 to 1 at September 30, 2013.

Digi International Reports Third Fiscal Quarter 2014 Results

Third Fiscal Quarter 2014 Business Highlights
Digi continues to work with industry-leading manufacturers to create innovative next generation connected product solutions. Examples in Q3 include:

•
Watkins, the world’s largest manufacturer of hot tubs-sold under the HotSpring® and Caldera® brands-introduced its new and innovative Connextion™ remote monitoring service. This product allows its dealers and customers alike to monitor and control spa functions from virtually anywhere in the world via a mobile device and/or a personal computer. The solution includes Digi gateways, Device Cloud by Etherios and custom application development and professional services from Etherios.

•
A leading manufacturer of diagnostic healthcare solutions announced a next generation communications platform for its diagnostic testing device, which utilizes Digi’s TransPort cellular routers along with Device Cloud by Etherios™.

In Q3, Digi experienced greater demand for its RF product line, which includes its XBee® brand of embedded modules and gateways.

•
A global company that produces agricultural irrigation solutions has chosen the XBee DigiMesh® to enable communications between irrigation control units and distributed GPS technology. The solution includes cellular communication to provide data to a web application that adds intelligence to watering schedules and patterns.

Digi had a number of noteworthy wins for its TransPort® line of cellular routers during Q3 including:

•
A leading global integrator chose Digi’s TransPort® WR21 to provide secure, reliable cellular data connectivity for one of Australia’s largest ATM providers. The Digi solution provides wireline, 3G and 4G -based primary and backup Wide Area Network WAN connectivity.

•
A Fortune 200 corporation and leader in natural gas distribution in the U.S. chose the Digi TransPort® WR21 to replace legacy 2G routers throughout its data network for real-time asset monitoring. The solution enables flow rate metering across its natural gas network.

•
A prominent provider of supply chain and asset management solutions selected the Digi TransPort® WR44 for its tank level monitoring application for fuel truck fleets. The solution connects in-vehicle cellular-enabled tablet computers using Wi-Fi.

Additionally, Digi strengthened its cloud solutions presence internationally by establishing a key alliance with Kerensen Consulting, the first Salesforce Platinum Partner in EMEA. The alliance integrates Device Cloud by Etherios™ and The Social Machine® in Kerensen’s product portfolio, allowing it to offer best-in-class CRM services to its customers already using the Salesforce platform. Together, the alliance combines Digi and Etherios’ industry-leading end-to-end M2M solutions with Kerensen’s consulting and integration expertise and leading CRM market presence in the Europe, Middle East and Africa (EMEA) region.

Reconciliation of Operating (Loss) Income to Non-GAAP Operating (Loss) Income
(In thousands of dollars)

	Three months ended June 30,				Nine months ended June 30,
	2014		2013		2014		2013
		% of total revenue		% of total revenue		% of total revenue		% of total revenue
Operating (loss) income	$(280)	(0.6)%	$1,892	4.0%	$(301)	(0.2)%	$3,983	2.8%
Legal settlement	—	—%	—	—%	—	—%	1,525	1.1%
Restructuring reserve	—	—%	—	—%	81	0.1%	(37)	—%
Non-GAAP operating (loss) income*	$(280)	(0.6)%	$1,892	4.0%	$(220)	(0.2)%	$5,471	3.8%
*Percentages presented may not add due to use of rounded numbers.

Digi International Reports Third Fiscal Quarter 2014 Results

Reconciliation of Net Income and Net Income per Diluted Share
to Non-GAAP Net (Loss) Income and Net (Loss) Income per Diluted Share
(In thousands of dollars, except per share amounts)

	Three months ended June 30,				Nine months ended June 30,
	2014		2013		2014		2013
Net (loss) income and net income per common share, diluted	$(101)	$0.00	$1,528	$0.06	$1,325	$0.05	$3,758	$0.14
Legal settlement, net of taxes	—	—	—	—	—	—	991	0.04
Restructuring reserve, net of taxes	—	—	—	—	53	—	(24)	—
Discrete tax benefits for extended research and development tax credits, re-measurement and reversal of certain tax reserves as a result of a federal income tax audit, reassessment of state research and development tax credits, and expiration of statute of limitations in various tax jurisdictions	(261)	(0.01)	(112)	0.00	(1,581)	(0.06)	(632)	(0.02)
Non-GAAP net (loss) income and net (loss) income per diluted share *	$(362)	$(0.01)	$1,416	$0.05	$(203)	$(0.01)	$4,093	$0.16
Diluted weighted average common shares		25,274		26,114		25,965		26,323
*Earnings per share presented are calculated by line item and certain amounts may not add due to use of rounded numbers.

Reconciliation of Net Income to Earnings Before Interest, Taxes, Depreciation and Amortization
(In thousands of dollars)

	Three months ended June 30,				Nine months ended June 30,
	2014		2013		2014		2013
		% of total revenue		% of total revenue		% of total revenue		% of total revenue
Total revenue	$47,885	100.0%	$48,824	100.0%	$141,089	100.0%	$144,012	100.0%
Net (loss) income	(101)	(0.2)%	1,528	3.1%	1,325	0.9%	3,758	2.6%
Interest income, net	(35)	(0.1)%	(58)	(0.1)%	(127)	(0.1)%	(123)	(0.1)%
Income tax (benefit) provision	(213)	(0.4)%	363	0.8%	(1,454)	(1.0)%	851	0.6%
Depreciation and amortization	1,762	3.7%	1,968	4.0%	5,481	3.9%	5,877	4.1%
Earnings before interest, taxes, depreciation and amortization*	$1,413	3.0%	$3,801	7.8%	$5,225	3.7%	$10,363	7.2%
*Percentages presented may not add due to use of rounded numbers.
Fiscal 2014 Guidance
For the full fiscal year 2014, Digi reiterates its previously announced guidance for annual revenue in a range of $188.0 million to $194.0 million with a most likely annual revenue of approximately $191.0 million. Digi also reiterates its previously announced guidance for annual net income per diluted share in a range of $0.06 to $0.12, with a most likely annual net income per diluted share of $0.09.

Digi International Reports Third Fiscal Quarter 2014 Results

Third Fiscal Quarter 2014 Conference Call Details
Digi invites all those interested in hearing management's discussion of its quarter, on Thursday, July 24, 2014 after market close at 5:00 p.m. EDT (4:00 p.m. CDT), to join the call by dialing (866) 713-8563 and entering passcode 48389126. International participants may access the call by dialing (617) 597-5311 and entering passcode 48389126. A replay will be available approximately two hours after the completion of the call, and for one week following the call, by dialing (888) 286-8010 for domestic participants or (617) 801-6888 for international participants and entering access code 89711257 when prompted. Participants may also access a live webcast of the conference call through the investor relations section of Digi's website, www.digi.com. The webcast will remain on our website for one week after the live session is completed.
A copy of this earnings release can be accessed through the financial releases page of the investor relations section of Digi’s website at www.digi.com.
For more news and information on Digi International® Inc., please visit www.digi.com/aboutus/investorrelations/.
About Digi International
Digi International is the M2M solutions expert, combining products and services as end-to-end solutions to drive business efficiencies. Digi provides the industry’s broadest range of wireless products, a cloud computing platform tailored for devices and development services to help customers get to market fast with wireless devices and applications. Digi’s entire solution set is tailored to allow any device to communicate with any application, anywhere in the world. For more information, visit Digi’s website at www.digi.com, or call 877-912-3444 (U.S.) or 952-912-3444 (International).
Forward-Looking Statements
This press release contains forward-looking statements that are based on management’s current expectations and assumptions. These statements often can be identified by the use of forward-looking terminology such as "anticipate," "believe," "estimate," "may," "will," "expect," "plan," "project," "should," or "continue" or the negative thereof or other variations thereon or similar terminology. Among other items, these statements relate to expectations of the business environment in which the company operates, projections of future performance, perceived marketplace opportunities and statements regarding our mission and vision. Such statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions, including risks related to the highly competitive market in which our company operates, rapid changes in technologies that may displace products sold by us, declining prices of networking products, risks associated with the retirement of our CEO announced in April 2014 and the associated transition to a new CEO who has not yet been appointed, our reliance on distributors and other third parties to sell our products, delays in product development efforts, uncertainty in user acceptance of our products, the ongoing shift of our sales efforts to focus more on the delivery of broader based solutions which can be a more complex sales process, has not been a historical sales focus of our company and can involve longer sales cycles than the sale of our legacy hardware products, the ability to integrate our products and services with those of other parties in a commercially accepted manner, potential liabilities that can arise if any of our products have design or manufacturing defects, our ability to defend or settle satisfactorily any litigation, uncertainty in global economic conditions and economic conditions within particular regions of the world which could negatively affect product demand and the financial solvency of customers and suppliers, the impact of natural disasters and other events beyond our control that could negatively impact our supply chain and customers, the ability to achieve the anticipated benefits and synergies associated with acquisitions, and changes in our level of revenue or profitability which can fluctuate for many reasons beyond our control. These and other risks, uncertainties and assumptions identified from time to time in our filings with the Securities and Exchange Commission, including without limitation, our annual report on Form 10-K for the year ended September 30, 2013 and and other subsequent filings, could cause the company's future results to differ materially from those expressed in any forward-looking statements made by us or on our behalf. Many of such factors are beyond our ability to control or predict. These forward-looking statements speak only as of the date for which they are made. We disclaim any intent or obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.
Presentation of Non-GAAP Financial Measures
This release includes non-GAAP operating (loss) income and net (loss) income and net (loss) income per diluted share data, and earnings before interest, taxes, depreciation and amortization (EBITDA), which is a non-GAAP measure.

Digi International Reports Third Fiscal Quarter 2014 Results

We understand that there are material limitations on the use of non-GAAP measures. Non-GAAP measures are not substitutes for GAAP measures, such as operating income or net income, for the purpose of analyzing financial performance. The disclosure of these measures does not reflect all charges and gains that were actually recognized by the company. These non-GAAP measures are not in accordance with, or an alternative for measures prepared in accordance with, generally accepted accounting principles and may be different from non-GAAP measures used by other companies. In addition, these non-GAAP measures are not based on any comprehensive set of accounting rules or principles. We believe that non-GAAP measures have limitations in that they do not reflect all of the amounts associated with our results of operations as determined in accordance with GAAP and that these measures should only be used to evaluate our results of operations in conjunction with the corresponding GAAP measures. Additionally, we understand that EBITDA does not reflect our cash expenditures, the cash requirements for the replacement of depreciated and amortized assets, or changes in or cash requirements for our working capital needs.
We believe that providing historical and adjusted operating (loss) income and net (loss) income and net (loss) income per diluted share exclusive of legal settlements, restructuring expenses, and reversals of tax reserves and discrete tax benefits permits investors to compare results with prior periods that did not include these items. Management uses the aforementioned non-GAAP measures to monitor and evaluate ongoing operating results and trends and to gain an understanding of our comparative operating performance. In addition, certain of our stockholders have expressed an interest in seeing financial performance measures exclusive of the impact of matters such as the impact of decisions relating to taxes and restructuring, which while important, are not central to the core operations of our business. Additionally, management believes that the presentation of EBITDA as a percentage of net sales is useful to investors because it provides a reliable and consistent approach to measuring our performance from year to year and in assessing our performance against that of other companies. Management believes that such information helps investors compare operating results and corporate performance exclusive of the impact of our capital structure and the method by which assets were acquired. EBITDA is used as an internal metric for executive compensation, as well as incentive compensation for the rest of the employee base, and it is monitored quarterly for these purposes.

Investor Contacts:

Steve Snyder	Tom Caden
Digi International	Dian Griesel Int'l.
952-912-3637	212-825-3210
Email: steve.snyder@digi.com	Email: tcaden@dgicomm.com
For more information, visit our Web site at www.digi.com, or call 877-912-3444 (U.S.) or 952-912-3444 (International).

Digi International Reports Third Fiscal Quarter 2014 Results

Digi International Inc.
Condensed Consolidated Statements of Operations
(In thousands, except per share amounts)
(Unaudited)

	Three months ended June 30,		Nine months ended June 30,
	2014	2013	2014	2013
Revenue:
Hardware product	$43,303	$42,330	$125,852	$128,484
Service	4,582	6,494	15,237	15,528
Total revenue	47,885	48,824	141,089	144,012
Cost of sales:
Cost of hardware product	21,587	20,579	61,862	60,827
Cost of service	4,149	3,525	12,390	9,025
Total cost of sales	25,736	24,104	74,252	69,852
Gross profit	22,149	24,720	66,837	74,160
Operating expenses:
Sales and marketing	9,859	10,372	30,477	31,060
Research and development	7,253	7,606	21,921	22,798
General and administrative	5,317	4,850	14,659	16,356
Restructuring charges, net	—	—	81	(37)
Total operating expenses	22,429	22,828	67,138	70,177
Operating (loss) income	(280)	1,892	(301)	3,983
Other (expense) income, net:
Interest income	39	58	132	160
Interest expense	(4)	—	(5)	(37)
Other (expense) income, net	(69)	(59)	45	503
Total other (expense) income, net	(34)	(1)	172	626
(Loss) income before income taxes	(314)	1,891	(129)	4,609
Income tax (benefit) provision	(213)	363	(1,454)	851
Net (loss) income	$(101)	$1,528	$1,325	$3,758
Net income per common share:
Basic	$0.00	$0.06	$0.05	$0.14
Diluted	$0.00	$0.06	$0.05	$0.14
Weighted average common shares:
Basic	25,274	25,849	25,545	26,057
Diluted	25,274	26,114	25,965	26,323

Digi International Reports Third Fiscal Quarter 2014 Results

Digi International Inc.
Condensed Consolidated Statements of Comprehensive Income
(In thousands)
(Unaudited)

	Three months ended June 30,		Nine months ended June 30,
	2014	2013	2014	2013
Net (loss) income	$(101)	$1,528	$1,325	$3,758
Other comprehensive income (loss), net of tax:
Foreign currency translation adjustment	384	127	546	(3,252)
Change in net unrealized (loss) gain on investments	(2)	(13)	62	(72)
Less income tax benefit (provision)	1	5	(24)	28
Other comprehensive income (loss), net of tax	383	119	584	(3,296)
Comprehensive income	$282	$1,647	$1,909	$462

Digi International Reports Third Fiscal Quarter 2014 Results

Digi International Inc.
Condensed Consolidated Balance Sheets
(In thousands)
(Unaudited)

	June 30, 2014	September 30, 2013
ASSETS
Current assets:
Cash and cash equivalents	$55,917	$41,320
Marketable securities	32,329	47,006
Accounts receivable, net	24,654	26,829
Inventories	30,483	26,140
Deferred tax assets	3,464	3,174
Other	5,049	4,835
Total current assets	151,896	149,304
Marketable securities, long-term	12,338	17,389
Property, equipment and improvements, net	13,511	13,910
Identifiable intangible assets, net	7,557	9,728
Goodwill	104,329	103,569
Deferred tax assets	7,664	6,151
Other	437	221
Total assets	$297,732	$300,272
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$10,417	$8,906
Accrued compensation	7,792	7,410
Accrued warranty	900	1,063
Other	2,349	3,911
Total current liabilities	21,458	21,290
Income taxes payable	2,392	3,903
Deferred tax liabilities	288	415
Other noncurrent liabilities	242	79
Total liabilities	24,380	25,687

Total stockholders’ equity	273,352	274,585
Total liabilities and stockholders’ equity	$297,732	$300,272

Digi International Reports Third Fiscal Quarter 2014 Results

Digi International Inc.
Condensed Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)

	Nine months ended June 30,
	2014	2013
Operating activities:
Net income	$1,325	$3,758
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation of property, equipment and improvements	2,694	2,551
Amortization of identifiable intangible assets	2,787	3,326
Stock-based compensation	3,160	2,906
Excess tax benefits from stock-based compensation	(44)	(60)
Deferred income tax benefit	(2,033)	(1,397)
Bad debt/product return (recovery) provision	(196)	616
Inventory obsolescence	610	759
Restructuring charges, net	81	(37)
Other	(24)	(109)
Changes in operating assets and liabilities (net of acquisition)	(5,815)	(4,205)
Net cash provided by operating activities	2,545	8,108
Investing activities:
Purchase of marketable securities	(15,574)	(49,121)
Proceeds from maturities of marketable securities	35,364	51,773
Acquisition of business, net of cash acquired	—	(12,919)
Purchase of property, equipment, improvements and certain other intangible assets	(2,719)	(2,415)
Net cash provided by (used in) investing activities	17,071	(12,682)
Financing activities:
Excess tax benefits from stock-based compensation	44	60
Proceeds from stock option plan transactions	3,336	1,171
Proceeds from employee stock purchase plan transactions	770	740
Purchases of common stock	(9,651)	(10,577)
Net cash used in financing activities	(5,501)	(8,606)
Effect of exchange rate changes on cash and cash equivalents	482	(1,174)
Net increase (decrease) in cash and cash equivalents	14,597	(14,354)
Cash and cash equivalents, beginning of period	41,320	60,246
Cash and cash equivalents, end of period	$55,917	$45,892

Supplemental schedule of non-cash investing activities:
Issuance of common stock for business acquisition	$—	$6,804
Securities purchased, not settled	$—	$250